EXHIBIT 99.2

200 PEACH STREET
EL DORADO, AR 71730

Murphy USA Inc. Announces Commencement of Tender Offer for 6.000% Senior Notes Due 2023

EL DORADO, Arkansas, September 4, 2019 – Murphy USA Inc. (NYSE: MUSA) (“MUSA”) announced today the commencement of a cash tender offer for any and all of the outstanding 6.000% Senior Notes due 2023 (CUSIP No. 626738AC2) (the “Notes”) by its wholly owned subsidiary, Murphy Oil USA, Inc. (the “Issuer”), on the terms and subject to the conditions set forth in the Offer to Purchase, dated the date hereof (the “Offer to Purchase”), and the related Notice of Guaranteed Delivery attached to the Offer to Purchase (the “Notice of Guaranteed Delivery”). As of September 4, 2019, there was $500,000,000 aggregate principal amount of Notes outstanding. The tender offer is referred to herein as the “Offer.” The Offer to Purchase and the Notice of Guaranteed Delivery are referred to herein collectively as the “Offer Documents.”

The tender offer consideration for each $1,000 principal amount of the Notes accepted for purchase pursuant to the Offer will be $1,022.50 (the “Tender Offer Consideration”). Holders must validly tender (and not validly withdraw) their Notes or deliver a properly completed and duly executed Notice of Guaranteed Delivery for their Notes at or before the Expiration Time (as defined below) in order to be eligible to receive the Tender Offer Consideration. In addition, holders whose Notes are accepted for purchase in the Offer will receive accrued and unpaid interest from the last interest payment date to, but not including, the Payment Date (as defined in the Offer to Purchase). The Issuer expects the Payment Date to occur on September 13, 2019.

The Offer is scheduled to expire at 5:00 p.m., New York City time, on September 10, 2019, unless extended or earlier terminated by the Issuer (such time and date, as it may be extended, the “Expiration Time”). The Notes tendered may be withdrawn at any time at or before the Expiration Time (unless extended by the Issuer) by following the procedures described in the Offer to Purchase.

The Issuer’s obligation to accept for purchase and to pay for the Notes validly tendered and not validly withdrawn pursuant to the Offer is subject to the satisfaction or waiver, in the Issuer’s discretion, of certain conditions, which are more fully described in the Offer to Purchase, including, among others, the Issuer’s receipt of aggregate gross proceeds (before underwriter’s discounts and commissions and other offering expenses) of at least $500.0 million from an offering of new senior notes (the “New Notes”) on or prior to the Payment Date, on terms satisfactory to the Issuer. The complete terms and conditions of the

Offer are set forth in the Offer Documents. Holders of the Notes are urged to read the Offer Documents carefully.

The Issuer has retained D.F. King & Co., Inc., as the tender agent and information agent for the Offer. The Issuer has retained J.P. Morgan Securities LLC as the dealer manager (the “Dealer Manager”) for the Offer.

Holders who would like additional copies of the Offer Documents may call or email the information agent, D.F. King & Co., Inc. at (212) 269-5550 (banks and brokers), (800) 591-8269 (all others), or musa@dfking.com. Copies of the Offer to Purchase and Notice of Guaranteed Delivery are also available at the following website: www.dfking.com/musa. Questions regarding the terms of the Offer should be directed to J.P. Morgan Securities LLC at (212) 270-3027 (collect) or (866) 834-4666 (toll-free).

This press release shall not constitute an offer to buy or a solicitation of an offer to sell any Notes. The Offer is being made solely pursuant to the Offer Documents. The Offer is not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction in which the securities laws or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offers will be deemed to be made on behalf of the Issuer by the Dealer Manager or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

About Murphy USA

Murphy USA (NYSE:MUSA) is a leading retailer of gasoline and convenience merchandise with more than 1,473 stations located primarily in the Southwest, Southeast and Midwest United States. The company and its team of nearly 10,000 employees serve an estimated 1.7 million customers each day through its network of retail gasoline stations in 26 states. The majority of Murphy USA's sites are located in close proximity to Walmart stores. The company also markets gasoline and other products at standalone stores under the Murphy Express brand. Murphy USA ranks 257 among Fortune 500 companies.

Forward-Looking Statements

Certain statements in this news release contain or may suggest “forward-looking” information (as defined in the Private Securities Litigation Reform Act of 1995) that involve risk and uncertainties, including, but not limited to anticipated store openings, fuel margins, merchandise margins, sales of RINs and trends in our operations. Such statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties. Actual future results may differ materially from historical results or current expectations depending upon factors including, but not limited to: our ability to continue to maintain a good business relationship with Walmart; successful execution of our growth strategy, including our ability to realize the anticipated benefits from such growth initiatives, and the timely completion of construction associated with our newly planned stores which may be impacted by the financial health of third parties; our ability to effectively manage our inventory, disruptions in our supply chain and our ability to control costs; the impact of severe weather events, such as hurricanes, floods and earthquakes; the impact of any systems failures, cybersecurity and/or security breaches, including any security breach that results in theft, transfer or unauthorized disclosure of customer, employee or company information or our compliance with information security and privacy laws and regulations in the event of such an incident; successful execution of our information technology strategy; future tobacco or e-cigarette legislation and any other efforts that make purchasing tobacco products more costly or difficult could hurt our revenues and impact gross margins; efficient and proper allocation of our capital resources; compliance with debt covenants; availability and cost of credit; changes in interest rates; and risks related to the offering of the New Notes and the Offer, including the risk that the New Notes offering and the Offer are not consummated on anticipated terms, if at all. Our SEC reports, including our Annual Report on Form 10-K for the year ended December 31, 2018, contain other information on these and other factors that could affect our financial results and cause actual results to differ materially from any forward-looking information we may provide. The company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.

Investor Contact:

Christian Pikul – Senior Director of Investor Relations and FP&A
Christian.Pikul@murphyusa.com
Office - 870-875-7683